Exhibit 99.1
Superior Industries
Fourth Quarter and 2005 Results
Include Special Charges Totaling $45.7 Million
Income Before Charges Exceeded Analysts’ Expectations
     VAN NUYS, CALIFORNIA – March 10, 2006 — Superior Industries International, Inc. (NYSE:SUP) today reported results for the fourth quarter and 2005 that included pre-tax impairment and other charges totaling $45.7 million for the previously announced write-down of assets in the Company’s suspension components and wheel businesses. Prior to special charges, income for the fourth quarter 2005 exceeded analysts’ expectations.
     “2005 was one of the most challenging years in the history of our Company and the domestic automotive industry as a whole. Superior and other traditional North American suppliers to the ‘Big Three’ OEMs battled reduced vehicle build schedules, reduced capacity utilization, and reduced global pricing. Many well-known suppliers were forced into reorganization to deal with these issues, while stronger players such as Superior were able to maintain viable business models and execute positive actions for the future,” said President and Chief Executive Officer Steven Borick.
Future Business Strategy
     “Superior made real and important progress on many fronts during 2005. Progress is key to our success in the future. We continue to win new and replacement wheel supply programs. Our investments to reduce costs and improve manufacturing efficiency gained traction as the year progressed. Furthermore, we took important steps to reduce our domestic employee base and optimize our global manufacturing capacity.
     “Our strategy to redeploy Superior’s assets to more effectively align the business with the realities of today’s global automotive market is on track and is moving us in the right direction. Because our industry is still in the midst of a transformation that has yet to fully run its course, uncertainty about the outlook is unusually high. Nevertheless, we remain confident that the actions we have taken have positioned Superior to deliver sustained positive performance and enhanced shareholder value for the long term,” Borick said.
Fourth Quarter Results
     For the three months ended December 31, 2005, revenue decreased 6.7% to $218,880,000 from $234,501,000 for the fourth quarter of 2004. Wheel revenue decreased 8.0% to $205,902,000 from $223,756,000, reflecting a 9.4% decline in unit wheel shipments. Components revenue increased 20.8% to $12,978,000 from $10,745,000.

     The company recorded pre-tax impairment and other charges of $45.7 million or $1.03 per diluted share. Including these items, net loss for the fourth quarter of 2005 was $19,115,000 or $0.72 per share. These impairment and other charges include $34.0 million of write-downs related to the Company’s suspension components business currently being offered for sale and $11.7 million related to its wheel business.
     The tax provision before special charges for the year 2005 reflected an estimated tax rate of 30.1% compared to 23.0% used for the nine months ended September 30, 2005. The impact of increasing the year to date tax rate decreased net income before special charges in the fourth quarter by approximately $1.2 million or $0.05 cents per diluted share. The principal factors impacting the higher rate were the higher pretax income for the year 2005 and change in certain state and international tax estimates.
     Superior’s share of profits in the Hungarian joint venture declined to $741,000 for the fourth quarter of 2005 compared to $2,126,000 a year earlier. “This operation was affected by the same factors that impacted Superior’s performance in the North American market, including pricing pressures, lower volumes and reduced capacity utilization. Our Hungarian operation remains a strategic focus for Superior and, together with our Mexican operations, a low-cost benchmark for the Company,” Borick said. The Company adjusted the equity in earnings of this joint venture to coincide with the Company’s accounting year end resulting in a cumulative adjustment of $1.2 million shown in the accompanying financial statements as a change in accounting.
     The operating loss from the aluminum suspension components business, which the Company has announced that it intends to sell, was $3,680,000 for the fourth quarter of 2005 versus an operating loss of $5,623,000 a year earlier, including a $2,900,000 provision for doubtful accounts related to the Tower Automotive, Inc. bankruptcy filing.
     Borick noted the Company’s balance sheet remains strong and highly liquid. At December 31, 2005, working capital was $249,100,000, including cash and short-term investments of $107,300,000. Superior has no debt. “We have the financial power to stay the course,” Borick said.
2005 Results
     For the twelve months ended December 31, 2005, revenue decreased 6.3% to $844,884,000 from $901,755,000 for 2004. Wheel revenue decreased 7.8% to $804,161,000 from $872,258,000 as unit wheel shipments declined 10.8%. Components revenue increased to $40,723,000 from $29,497,000 for the prior year.
     The net loss for 2005, including impairment and other charges and the cumulative effect of the accounting change, was $5,836,000, or $0.22 per share. This compares to net income of $44,655,000, or $1.67 per diluted share, for 2004.
     Superior’s share of profits in the Hungarian joint venture declined to $5,176,000 for 2005 compared to $8,525,000 for 2004. The operating loss from the aluminum suspension components business for 2005 was $13,050,000 versus an operating loss of $14,282,000 for 2004.

Conference Call
     Superior will host a conference call beginning at 10:00 AM PT (1:00 PM ET) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the webcast. The webcast replay will be available at this same internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s fourth quarter results, during the conference call the company plans to discuss other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.
About Superior Industries
     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2005	2004	2005	2004

Net Sales	$218,880	$234,501	$844,884	$901,755
Costs and Expenses
Cost of Sales	207,459	211,796	808,649	819,639
Selling and Administrative Expenses	5,105	8,606	21,019	25,776
Impairment of Long-Lived Assets	41,895	—	41,895	—

Income (Loss) From Operations	(35,579)	14,099	(26,679)	56,340
Equity in Earnings of Joint Ventures	772	2,162	5,206	8,611
Interest Income, net	1,485	848	5,329	2,772
Miscellaneous (Expense), net	(656)	(963)	(588)	(1,614)

Income (Loss) Before Income Taxes	(33,978)	16,146	(16,732)	66,109
Income Tax Benefit (Expense)	13,638	(4,217)	9,671	(21,454)

Net Income (Loss) Before Cumulative Effect of Change in Accounting Principle	$(20,340)	$11,929	$(7,061)	$44,655
Cumulative Effect of Change in Accounting Principle	1,225	—	1,225	—

Net Income (Loss)	$(19,115)	$11,929	$(5,836)	$44,655

Basic Earnings Per Share:
Net Income (Loss) Before Cumulative Effect of Change in Accounting Principle	$(0.77)	$0.45	$(0.27)	$1.68
Cumulative Effect of Change in Accounting Principle	0.05	—	0.05	—

Net Income (Loss)	$(0.72)	$0.45	$(0.22)	$1.68

Fully Diluted Earnings Per Share:
Net Income (Loss) Before Cumulative Effect of Change in Accounting Principle	$(0.77)	$0.45	$(0.27)	$1.67
Cumulative Effect of Change in Accounting Principle	0.05	—	0.05	—

Net Income (Loss)	$(0.72)	$0.45	$(0.22)	$1.67

Weighted Average and Equivalent Shares Outstanding for Earnings Per Share:
Basic	26,610,000	26,622,000	26,614,000	26,655,000
Diluted	26,610,000	26,666,000	26,614,000	26,809,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	December 31
	2005	2004

Current Assets	$359,740	$368,976
Property, Plant and Equipment, net	292,289	274,830
Investments and Other Assets	67,450	100,722

	$719,479	$744,528

Current Liabilities	$110,634	$87,343
Long-Term Liabilities	30,697	53,921
Shareholders’ Equity	578,148	603,264

	$719,479	$744,528